Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Acquires Delphi Medical Systems Contract
Manufacturing Business
–	Acquisition Expected to Add $32 Million in Annual Revenue

–	Provides Geographic Presence in Western U.S.
SCHAUMBURG, Illinois — July 12, 2010 — Sparton Corporation (NYSE: SPA), a supplier of complex and reliable electronic and electro-mechanical products, sub-assemblies and related services to the highly regulated Medical, Defense & Security, and Aerospace markets announced today that its wholly owned subsidiary, Sparton Medical Systems Colorado, LLC, has signed a definitive agreement to acquire certain assets related to the contract manufacturing business of Delphi Medical Systems, LLC in an all-cash transaction valued at $8.0 million, subject to certain post-closing adjustments.
Delphi Medical Systems, located near Denver, Colorado, primarily manufacturers OEM medical devices for the Therapeutic Device market, including blood separation equipment, spinal surgery products and 3-D eye mapping devices. Additionally, the company provides engineering and manufacturing support to a market leading environmental sensor company whose markets include meteorology, weather critical operations and controlled environment applications.
Strategic highlights of the acquisition include:
•	Projected annual revenue of approximately $32 million with a new and diversified customer base
•	Provides immediate entry into the high growth Therapeutic Devices market
•	Expansion of Sparton Medical Systems into a western geographic footprint will enable it to serve existing and future West Coast customers more proficiently

•	Enhances Sparton’s business development activities with the addition of personnel and associated manufacturing representative relationships
•	Synergistic operational opportunities have been identified within all of Sparton’s existing business units
•	Not expected to result in the recognition of goodwill
“The addition of this business meets the criteria of our growth strategy by providing expansion into the therapeutic device market and diversifying our customer base, while also expanding our geographic reach into the western United States,” commented Cary Wood, President & CEO, Sparton Corporation.
“The acquisition makes enormous sense both economically and operationally. It is well-suited to our existing Medical business and, with a timely integration, we anticipate it will enhance Sparton’s overall profitability. Furthermore, we expect this addition will provide operational opportunities for our Defense and Security Systems (DSS) division, particularly with the environmental sensor business which requires technology similar to what we use in the production of sonobuoys. The transaction will also strengthen our business development efforts, adding west coast coverage and bringing with it existing manufacturing representative agreements.
“In the last 18 months, Sparton has endured extensive restructuring activities by focusing its efforts primarily on operational and financial improvements that have resulted in a return to profitability. This acquisition marks a major milestone in the turnaround as we shift our focus to future growth. As we initiate Sparton’s strategic growth plan, this acquisition immediately allows access to new markets, geographies and a diversified product offering. We look forward to the efficient integration of operations and expect this acquisition to improve profitability and enhance shareholder value,” Mr. Wood concluded.
The transaction is expected to close within 30 days and will be funded through Sparton’s existing cash reserves. It is not anticipated that the acquisition will result in any changes with Sparton’s existing Amended and Restated Revolving Credit and Security Agreement with PNC Bank, National Association.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 110th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has four manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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